COMPUTATION OF NET INCOME  PER COMMON AND
                          COMMON EQUIVALENT SHARE

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                                           Three Months Ended              Six Months Ended
                                                June 30,                       June 30,
                                     -----------------------------  -----------------------------
                                          1996            1995           1996           1995
                                     --------------  -------------- -------------- --------------
                                         (In millions of dollars, except share and per share
                                                               amounts)
Weighted average common and common
     equivalent shares outstanding
     during each period                   9,376,703       9,376,703      9,376,703      9,376,703
Common equivalent shares
     attributable to stock options
     and convertible securities              94,511          71,175         93,074         71,175
                                     --------------  -------------- -------------- --------------
     Total common and common
          equivalent shares               9,471,214       9,447,878      9,469,777      9,447,878
                                     ==============  ============== ============== -=============

Net income                           $         16.9  $         25.4 $         22.7 $         24.4
                                     ==============  ============== ============== ==============

Net income per common and common
     equivalent share                $         1.78  $         2.69 $         2.40 $         2.58
                                     ==============  ============== ============== ==============



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